                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 ---------------


                                  SCHEDULE 13G


             INFORMATION STATEMENT PURSUANT TO RULES 13D-1 AND 13D-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                                (AMENDMENT NO. 1)



                           THE PRINCETON REVIEW, INC.
                           --------------------------
                                (Name of Issuer)


                          Common Stock, $.01 par value
                          ----------------------------
                         (Title of Class of Securities)


                                    742352107
                                    ---------
                                 (CUSIP Number)



                                 July 10, 2003
                                 -------------
              Date of Event Which Requires Filing of This Statement


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         |_| Rule 13d-1(b)

         |X| Rule 13d-1(c)

         |_| Rule 13d-1(d)




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                     The Schedule 13G is amended as follows:


Item 5.      Ownership of Five Percent or Less of a Class.

             If this statement is being filed to report the fact that as of the date hereof the Reporting Person has ceased to be the beneficial owner of more than five percent of the Common Stock, check the following |X|.





                                    SIGNATURE


                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.




October 2, 2003                     RESERVOIR CAPITAL PARTNERS, L.P.

                                    By Reservoir Capital Group, L.L.C.,
                                       General Partner


                                    By:  /s/ Greg Zeitlin
                                       -----------------------------------
                                    Name: Greg Zeitlin
                                    Title: Business Managing Director
















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